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                                                          Exhibit (11)

                    FLORIDA ROCK INDUSTRIES, INC.
               COMPUTATION OF EARNINGS PER COMMON SHARE


                                THREE MONTHS                 SIX MONTHS
                               ENDED MARCH 31              ENDED MARCH 31

                          1997            1996           1997         1996

Net income             $ 6,537,000   $ 2,796,000    $14,623,000  $ 8,291,000

Common shares:

Weighted average shares
 outstanding during the
 period                  9,181,130     9,485,302      9,239,354   9,486,210

Shares issuable under
 stock options which are
 potentially dillutive
 and affect primary
 earnings per share         95,995        20,076         82,635      24,922

Maximum potential shares
 includable in computa-
 tion of primary earnings
 per share               9,277,125     9,505,378      9,321,989   9,511,132

Additional shares issu-
 able under stock options
 which are potentially
 dillutive and affect
 fully diluted earnings
 per share                     ,  -          ,  -        ,   , -     ,  ,  -

Maximum potential shares
 included in computation
 of fully diluted
 earnings per share       9,277,125     9,505,378       9,321,989   9,511,132

Primary earnings per
 common share                  $.70          $.29           $1.57       $ .87

Fully diluted earnings
 per common share (a)          $.70          $.29           $1.57       $ .87


(a) Fully diluted earnings per common share are not presented on the income statement since the potential effect would have been less than 3% dilutive.